Filed pursuant to Rule 424(b)(3)
Registration No. 333-249556

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated November 5, 2020)

CuriosityStream Inc.

Primary Offering of
19,229,000 Shares Common Stock

Secondary Offering of
2,500,000 Shares of Common Stock

4,029,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated November 5, 2020 (as supplemented to the date hereof, the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”), which forms a part of our registration statement on Form S-1 (No. 333-249556). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K filed with the SEC on January 22, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,475,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”) issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”); (ii) up to 3,676,000 shares of our Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with our IPO; (iii) up to 353,000 shares of our Common Stock issuable upon the exercise of warrants (the “PIPE Warrants” and together with the Public Warrants and the Private Placement Warrants, the “Warrants”) issued to the PIPE Investors (as defined below) in a private placement, and (iv) 7,725,000 shares of Common Stock issuable under our Omnibus Incentive Plan. Each Warrant entitles the holder thereof to purchase upon exercise one share of our Common Stock for $11.50 per share.

The Prospectus and this prospectus supplement also relate to the resale or distribution from time to time by the selling securityholders named in the Prospectus or their permitted transferees of (i) up to 2,500,000 shares of our Common Stock issued to certain third-party investors (the “PIPE Investors”) in private placements pursuant to Subscription Agreements entered into on August 10, 2020; (ii) 353,000 PIPE Warrants and (iii) 3,676,000 Private Placement Warrants.

Our Common Stock is traded on The Nasdaq Capital Market (the “NASDAQ”) under the symbol “CURI.” Our Warrants are traded on the NASDAQ under the symbol “CURIW”. On January 21, 2021, the last reported sale price of our Common Stock was $18.56 per share and the last reported sale price of our Warrants was $7.00 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 22, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): January 20, 2021

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700
Silver Spring, Maryland 20910
(Address of Principal Executive Offices, including zip code)

(301) 755-2050
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2021, the Board of Directors (the “Board”) of CuriosityStream Inc. (the “Company”) appointed Mr. Andrew Hendricks to serve as a Class I Director of the Company until the annual meeting of stockholders in 2021. Mr. Hendricks will also serve as a member of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

There are no transactions involving the Company and Mr. Hendricks that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

The Board also approved the grant of 3,595 restricted stock units to Mr. Hendricks under the Company’s 2020 Omnibus Incentive Plan. The restricted stock units will vest on December 31, 2021, subject to his continued service on the Board through such date. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement, a form of which was previously filed by the Company as Exhibit 10.2 to Form 8-K on November 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
	Name:	Tia Cudahy
	Title:	Chief Operating Officer and General Counsel

Date: January 22, 2021

2